Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, on January 1, 2008, Axion International Inc.,  a Delaware  corporation (“Company”), and James Kerstein (“Executive”), entered into an Employment Agreement (the “Agreement”); and

WHEREAS, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), Company and Executive desire to amend the relevant terms and provisions of the Agreement.

NOW, THEREFORE, to effectuate the foregoing changes related to Section 409A, Company and Executive agree:

1.         Section 2.2 of the Agreement is amended and, as amended, reads as follows:

2.2           Bonus.  In addition to the Executive’s Base Salary, the Company may pay to the Executive during the Employment Term an annual bonus (the “Annual Bonus”) based upon the Executive’s performance, the amount of which bonus (if any) shall be solely within the discretion of the Company as determined by the Board.  The Annual Bonus shall be paid no later than the end of the calendar year following the calendar year in which the last of the services relating to such Annual Bonus were performed.

2.         Section 5.1.1(b) of the Agreement is amended and, as amended, reads as follows:

(b)           If, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company Without Cause or by the Executive for Good Reason, subject to Section 5.5 of the Agreement, the Executive shall be entitled only to (i) his Accrued Base Salary through and including the date of termination; (ii) his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in equal installments on the same terms as at the end of the Employment Term; and (iii) the benefits set forth under Section 3 of this Agreement through the normal expiration date of the Employment Term.

3.         Sections 5.1.1(d) and (e) of the Agreement are amended and, as amended, read as follows:

(d)           If the Executive’s employment is due to the death of the Executive, subject to Section 5.5 of the Agreement, the Executive (or his estate) shall be entitled only to (i) payment of his Accrued Base Salary through and including the date of death and (ii) six (6) months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term.

(e)           Notwithstanding anything to the contrary herein, subject to Section 5.5 of the Agreement, the Company may elect, in its sole discretion, to pay any remaining installments of severance or other payments hereunder in a lump sum rather than in installments over time, provided that any such lump sum payment be paid no later than 60 days after the date upon which the right to receive the payment occurred.

4.         A new Section 5.5 is added to the Agreement and, as added, reads as follows:

5.5       Section 409A.

(i)         Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with Company,

                        (A)       Executive would not have a separation from service within the meaning of Section 409A(a)(2)(A)(i) (“Separation From Service”) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result of such termination of employment would receive any payment that, absent the application of this Section 5.5(i)(A), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code, then such payment shall instead be payable on the date that is the earliest of (1) Executive’s Separation From Service, (2) the date the Executive becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (3) the Executive’s death, or (4) such other date as will not result in such payment being subject to such additional tax; and if

                        (B)       Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six months after Executive’s Separation From Service that, absent the application of this Section 5.5(i)(B), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (1) six months after Executive’s Separation From Service, (2) the Executive’s death, or (3) such other date as will not result in such payment being subject to such additional tax.

(ii)        It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

                        (iii)       For purposes of Section 409A, the Executive's right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate and distinct payments.

(iv)     In the event that a payment or benefit payable under this Agreement is subject to the additional tax imposed by Section 409A of the Code, and Executive has not been uncooperative in any attempts of the Company to amend this Agreement to avoid such additional tax, Company shall (at Executive’s option) pay directly, or reimburse Executive for such additional tax and any interest and penalty related thereto (the “409A Amounts”) within 10 days of Executive’s submission to Company of the taxing authority’s determination of amounts due, and in the case of Executive’s payment, evidence of such payment.  At the same time as Company’s payment or reimbursement, Company shall pay Executive a gross-up amount to cover income, excise, and other applicable taxes on the 409A Amounts and on the gross-up amount (before this further gross-up).  For purposes of calculating the gross-up amounts for taxes, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal, and foreign tax laws for which the payment is made.

5.         Section 6 of the Agreement is amended and, as amended, reads as follows:

6.           PERMANENT DISABILITY

If, prior to the expiration of the Employment Term, the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of three (3) consecutive months, or for shorter periods aggregating three (3) months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the third consecutive month of disability or the day on which the shorter periods of disability equal an aggregate of three (3) months, terminate the Executive’s employment for “ Permanent Disability ”, specifying a termination date no earlier than ten (10) business days after the date on which such notice is given. The determination of the Executive’s illness, physical or mental disability or other incapacity for purposes of determining Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

In the event of a termination of the Executive’s employment by the Company for Permanent Disability, subject to Section 5.5 of the Agreement, the Executive shall be entitled only to (i) his Accrued Base Salary through and including the date of termination, (ii) six months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term and (iii) receive the benefits set forth under Section 3 of this Agreement during the six-month severance period.

Except as otherwise provided in this Section 6, following the effective date of a termination for Permanent Disability, the Company shall have no further obligation to the Executive under this Agreement.

6.         All other terms of the Agreement remain the same.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement effective December 30, 2008.

                                                            EMPLOYER :

                                                            AXION INTERNATIONAL INC.
                                                 By:      /s/Michael W Johnson
                                                            Michael W Johnson

                                                            EXECUTIVE:
                                                             /s/ James Kerstein
                                                            James Kerstein